                                                                    EXHIBIT 99.0


N E W S   R E L E A S E

SUBJECT: HAVERTY FURNITURE
         2ND QUARTER CASH DIVIDEND DECLARED
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ATLANTA, GEORGIA, MAY 4, 2004 - The members of the Board of Directors of HAVERTY FURNITURE COMPANIES, INC., (NYSE: HVT and HVT.A) by a unanimous written consent dated and effective today, May 4, 2004, declare a cash dividend to be paid on the two classes of $1 par value common stock of the Company, payable Monday, May 31, 2004, to stockholders of record at the close of business on Friday, May 14, 2004, at a rate of 6-1/4 per share on the outstanding shares of Common Stock (Cusip #419596101) and 5-3/4 per share on the outstanding shares of Class A Common Stock (Cusip #419596200).

Haverty Furniture Companies, Inc., has paid a quarterly cash dividend since 1935 and has increased the cash dividend paid to stockholders in each of the past 29 years.

Havertys is a full-service home furnishings retailer with 113 showrooms in 15 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.



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Contact for Information:   Jenny Hill Parker
                           Vice President,
                           Secretary and Treasurer
                           (404) 443-2900